Exhibit 10.11

Vera Therapeutics, Inc.

Non-Employee Director Compensation Policy

Amended and Restated Effective January 1, 2025

Each member of the Board of Directors (the “Board”) of Vera Therapeutics, Inc. (the “Company”) who is not also serving as an employee of the Company or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy (this “Policy”). An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash is to be paid or equity awards are to be granted, as the case may be. This Policy shall be effective as of the date set forth above (the “Effective Date”).

Annual Cash Compensation

The annual cash compensation amount set forth below is payable to Eligible Directors in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, his or her first quarterly installment will be pro-rated based on days served in the applicable quarter. All annual cash fees are vested upon payment.

1. Annual Board Service Retainer:

a. All Eligible Directors: $40,000

b. Non-executive chairperson of the Board: $75,000 (inclusive of Annual Board Service Retainer)

2. Annual Committee Member (non-Chair) Service Retainer:

a. Member of the Audit Committee: $10,000

b. Member of the Compensation Committee: $7,500

c. Member of the Nominating and Corporate Governance Committee: $5,000

3. Annual Committee Chair Service Retainer (inclusive of Committee Member Service Retainer):

a. Chairperson of the Audit Committee: $20,000

b. Chairperson of the Compensation Committee: $15,000

c. Chairperson of the Nominating and Corporate Governance Committee: $10,000

The Company will also reimburse each of the Eligible Directors for his or her travel expenses incurred in connection with his or her attendance at Board and committee meetings. Such reimbursements shall be paid on the same date as the annual cash fees are paid.

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2021 Equity Incentive Plan, as the same may be amended or restated from time to time (the “Plan”). Capitalized terms used below not otherwise defined in this Policy shall have the meanings given to them in the Plan All stock options granted under this Policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock on the date of grant, a term of 10 years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan), and subject to all the terms, conditions and limits set forth in the Plan and the applicable award agreement. For the avoidance of doubt, the share numbers in this Policy shall be subject to adjustment as provided in the Plan.

1. Initial Grant: For each Eligible Director who is first elected or appointed to the Board following the Effective Date, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option to purchase the lesser of (i) 25,000 shares (as adjusted for stock splits, combinations and the like) of the Company’s common stock and (ii) the maximum number of shares of our common stock that would result in the option having a grant-date fair value of not more than $700,000 (the “Initial Grant”). The shares subject to each such stock option will vest monthly over a three-year period, subject to the Eligible Director’s Continuous Service on each vesting date, and will vest in full upon a Change in Control, subject to the Eligible Director’s Continuous Service through such date.

2. Annual Grant: On the date of each annual stockholders meeting of the Company, each Eligible Director who continues to serve as a member of the Board through and following such stockholders meeting (and who joined the Board no later than February 28 of the year in which the stockholders meeting is held) will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option to purchase the lesser of (i) 14,000 shares (as adjusted for stock splits, combinations and the like) of the Company’s common stock and (ii) the maximum number of shares of our common stock that would result in the option having a grant-date fair value of not more than $400,000 (the “Annual Grant”). The shares subject to each such stock option will vest on the earlier of (a) the first anniversary of the date of grant and (b) the date of the Company’s next annual stockholders meeting, subject to the Eligible Director’s Continuous Service through such date. Such option will vest in full upon a Change in Control, subject to the Eligible Director’s Continuous Service through such date.

Compensation Limits

Notwithstanding anything to the contrary in this Policy, all compensation payable under this Policy will be subject to any limits on the maximum amount of Eligible Director compensation set forth in the Plan, as in effect from time to time.

Approved by the Board: December 9, 2024